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                                                                   Exhibit 10.19

December 7, 2000



William David Henner, M.D.
Oregon Health Sciences University
3181 S.W. San Jackson Park Road, L-586
Portland, Oregon  97201-3098

Dear David:

Telik, Inc. is pleased to offer you the position of Vice President, Clinical Research and Development, at a starting salary of $200,000 per year. In addition, we will reimburse you for housing and commuting expenses to a maximum of $40,000.

We are pleased to offer you an option to purchase 175,000 shares of Telik stock subject to the formal approval by the Board of Directors of the Company at a price equal to the Fair Market Value as defined in the Equity Incentive Plan. The vesting of the Option will provide that no shares will be vested during the first twelve months of your employment, at which time 25% will vest and the balance will be vested on a monthly basis over the following three years. The total option term will be ten years from the date of your grant. In the event of a change in control of the company, the vesting of outstanding stock options shall be accelerated in full in accordance with section 11(c) of the Plan. The other provisions of the Plan will be contained in the Stock Option Agreement to be entered into after the option is approved by the Board.

We also agree to offer to you as severance continued payment of your base salary for six months in the event that your employment is terminated without cause. This agreement shall terminate on the two-year anniversary of your employment. Telik offers company sponsored health, dental, vision, long-term disability, and life/accidental death & dismemberment insurance. The cost to you for this insurance is $5 per month for you alone, and $100 per month for you and spouse/dependent coverage. You will be eligible for these benefits on the first day of the month following your date of hire. You will be covered for workers' compensation insurance effective your first day of employment. You will also be eligible to participate in our 401(k) retirement program beginning the first day of the month following your hire date, and in our Employee Stock Purchase Plan beginning the first day of the next Offering period (March 1, 2001). Vacation is accrued at a rate of three weeks per year.





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William David Henner, M.D.
December 7, 2000
Page 2


This offer is conditioned upon the execution of the enclosed Confidentiality Agreement. If you accept this offer, the terms described in this letter shall be the terms of your employment. The terms described in this letter do not imply an employment contract for a specified period of time. Employment at Telik, Inc. is at will. Either you or the Company may terminate your employment at any time. This letter shall be governed by the laws of California without giving effect to conflicts of law principles. This offer is also conditioned upon your ability to present evidence of identity and employment eligibility as mandated by U.S. law.

We appreciate your interest in Telik, Inc. and look forward to you beginning your employment on or before January 31, 2000. Please sign and return the original copy of this letter, along with the signed Confidentiality Agreement, to indicate your acceptance of our offer.

If you have any questions, please feel free to call me at (650) 238-3320.

Sincerely,

/s/ Michael M. Wick

Michael M. Wick, M.D., Ph.D.
Chairman and Chief Executive Officer

Cc:    Jan Braun - Senior Director, Human Resources

ACKNOWLEDGMENT

I have read, understand, and accept the foregoing terms and conditions of employment. I further understand that while my salary, benefits, job title, and job duties may change from time to time without a written modification of this Agreement, such changes will not affect the validity of this Agreement or my right or the Company's right to terminate my employment.


/s/ William David Henner                        December 10, 2000
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Signature                                             Date


William David Henner
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Printed Name

Employment Date: 1/18/01